Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABORATORY CORPORATION OF AMERICA(R)HOLDINGS ANNOUNCES
APPOINTMENT OF DAVID P. KING AS CHIEF OPERATING OFFICER

Burlington, NC, November 30, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that its Chief Operating Officer, Richard L. Novak has decided to retire on December 31, 2006. LabCorp also announced that Mr. Novak will step down as COO effective December 1, 2005. Until his retirement, he will fill the position of Executive Vice President, Office of Strategic Planning and Corporate Development. Rich will also assist Dave King as he transitions into the Chief Operating Officer position.

“Rich has been with me since the beginning of my career at LabCorp and deserves a great deal of credit for the Company’s growth and success,” said Thomas P. Mac Mahon, chairman and chief executive officer. “We will miss Rich and the spirit and energy that he applied to his job every day of his career,” added Mac Mahon.

Mr. Novak’s successor, David P. King (“Dave”) joined LabCorp in 2001 as its General Counsel. His responsibilities have included strategic planning, public policy, mergers and acquisitions as well as licensing. Most recently, he has managed the key strategic operations of US Laboratories, Esoterix, and worldwide clinical trials. “He is a talented, bright and enthusiastic member of the LabCorp executive committee and I look forward to working with him as he assumes his new responsibilities,” said Mr. Mac Mahon.

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.